Filed Pursuant to Rule 433
Registration No. 333-163632
Subject to Completion
Preliminary Term Sheet dated December 21, 2010

Units Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012 $10 principal amount per unit Term Sheet No. Royal Bank of Canada	Expected Pricing Date* Settlement Date* Maturity Date* CUSIP No.	January , 2011 February , 2011 March , 2012

Accelerated Return Notes®
■    3-to-1 upside exposure to increases in the level of the S&P 500® Index, subject to a cap of 12% to 16%, to be set on the pricing date

■    1-to-1 downside exposure, with no downside limit

■    A maturity of approximately 14 months

■    Payment of the Redemption Amount at maturity is subject to the credit risk of Royal Bank of Canada

■    No periodic interest payments

■    No listing on any securities exchange

■    ARNs are unsecured and are not savings accounts or insured deposits of a bank.  ARNs are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The ARNs are being offered by Royal Bank of Canada (“RBC”).  The ARNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the ARNs involves a number of risks. There are important differences between the ARNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement ARN-2. ARNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Result in a Loss

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$ 0.20	$
Proceeds, before expenses, to Royal Bank of Canada	$ 9.80	$

(1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the ARNs are priced for initial sale to the public (the “pricing date”), which may be in January or February 2011, the settlement date may occur in January or February 2011, and the maturity date may occur in March or April 2012. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co. January , 2011

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

Summary

The Accelerated Return Notes® Linked to the S&P 500® Index, due March    , 2012 (the “ARNs”) are our senior unsecured debt securities.  The ARNs are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral.  The ARNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the ARNs will be subject to the credit risk of RBC.

The ARNs provide a leveraged return for investors, subject to a cap, if the level of the S&P 500® Index (the “Index”) increases moderately from the Starting Value of the Index, determined on the pricing date, to the Ending Value of the Index, determined during the Maturity Valuation Period. Investors must be willing to forgo interest payments on the ARNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the ARNs.  Investors are exposed to the full downside risk of decreases in the Index level.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-2.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Terms of the ARNs
Determining the Redemption Amount for
the ARNs

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

In this case, if the Ending Value is
less than the Starting Value, you will
receive a payment that is less, and
possibly significantly less, than the
Original Offering Price per unit.

Issuer:	Royal Bank of Canada (“RBC”)
Original Offering Price:	$10 per unit
Term:	Approximately 14 months
Market Measure:	S&P 500® Index (Bloomberg symbol: “SPX”)
Starting Value:
The closing level of the Index on the pricing date. The Starting Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.

Ending Value:
The average of the closing levels of the Index on each scheduled calculation day during the Maturity Valuation Period.  If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-20 of product supplement ARN-2.

Capped Value:
$11.20 to $11.60 per unit of the ARNs, which represents a return of 12% to 16% over the Original Offering Price.  The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.

Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.
Calculation Agent:	MLPF&S
U.S. Tax Treatment:
By purchasing an ARN, you agree with RBC, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARN as a pre-paid cash-settled derivative contract with respect to the Index, as described in more detail in the section entitled “Certain U.S. Federal Income Taxation Considerations” below.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the ARNs, based on the Participation Rate of 300% and a hypothetical Capped Value of $11.40 (a 14% return), the midpoint of the Capped Value range of $11.20 to $11.60.  The green line reflects the hypothetical returns on the ARNs, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 300%, a hypothetical Starting Value of 1,247.08 (the closing level of the Index on December 20, 2010), and a hypothetical Capped Value of $11.40 (per unit), the midpoint of the Capped Value range of $11.20 to $11.60.

Example 1 — The hypothetical Ending Value is 80% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,247.08
Hypothetical Ending Value:	997.66

Hypothetical Redemption Amount (per unit) = $8.00

Example 2 — The hypothetical Ending Value is 102% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,247.08
Hypothetical Ending Value:	1,272.02

Hypothetical Redemption Amount (per unit) = $10.60

Example 3 — The hypothetical Ending Value is 150% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,247.08
Hypothetical Ending Value:	1,870.62

Hypothetical Redemption Amount (per unit) = $11.40 (The Redemption Amount cannot be greater than the Capped Value.)

Accelerated Return Notes®

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

The following table illustrates, for a hypothetical Starting Value of 1,247.08 (the closing level of the Index on December 20, 2010) and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;

▪	the hypothetical Redemption Amount per unit of the ARNs (rounded to two decimal places); and

▪	the hypothetical total rate of return to holders of the ARNs.

The table below is based on the Participation Rate of 300% and a hypothetical Capped Value of $11.40 (per unit), the midpoint of the Capped Value range of $11.20 to $11.60.

Hypothetical Ending Value(1)		Percentage Change from the Hypothetical Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit		Hypothetical Total Rate of Return on the ARNs
623.54		-50.00%	$5.00		-50.00%
748.25		-40.00%	$6.00		-40.00%
872.96		-30.00%	$7.00		-30.00%
997.66		-20.00%	$8.00		-20.00%
1,122.37		-10.00%	$9.00		-10.00%
1,147.31		-8.00%	$9.20		-8.00%
1,172.26		-6.00%	$9.40		-6.00%
1,197.20		-4.00%	$9.60		-4.00%
1,222.14		-2.00%	$9.80		-2.00%
1,247.08	(2)	0.00%	$10.00		0.00%
1,272.02		2.00%	$10.60		6.00%
1,296.96		4.00%	$11.20		12.00%
1,321.90		6.00%	$11.40	(3)	14.00%
1,346.85		8.00%	$11.40		14.00%
1,371.79		10.00%	$11.40		14.00%
1,496.50		20.00%	$11.40		14.00%
1,621.20		30.00%	$11.40		14.00%
1,745.91		40.00%	$11.40		14.00%
1,870.62		50.00%	$11.40		14.00%

(1)
The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

(2)
This is the hypothetical Starting Value, which was the closing level of the Index on December 20, 2010. The actual Starting Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.

(3)
The hypothetical Redemption Amount per unit of the ARNs cannot exceed the hypothetical Capped Value of $11.40 (the midpoint of the Capped Value range of $11.20 to $11.60).  The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

Risk Factors
There are important differences between the ARNs and a conventional debt security. An investment in the ARNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the ARNs in the “Risk Factors” sections beginning on page S-9 of product supplement ARN-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.”  We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ARNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	Payments on the ARNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the ARNs.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪	The costs of developing, hedging, and distributing the ARNs are reflected in the Original Offering Price, and will not be reflected in secondary market prices.

▪	A trading market is not expected to develop for the ARNs. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the ARNs.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	Standard & Poor’s Financial Services LLC (“S&P”) may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests.

▪
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions of the issuers of those securities.

▪
While we, MLPF&S, and our respective affiliates may from time to time own shares of companies included in the Index, except to the extent that MLPF&S’s parent company is included in the Index, we, MLPF&S, and our respective affiliates do not control any company included in the Index and are not responsible for any disclosure made by any other company.

▪
If you attempt to sell the ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the ARNs and their market value.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.

▪	The calculation agent will have the authority to make determinations that could affect the value of your ARNs. We have the right to appoint and, under some circumstances, remove the calculation agent.

▪
The U.S. federal income tax consequences of the ARNs are uncertain, and may be adverse to a holder of the ARNs.  See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-2.

Investor Considerations

You may wish to consider an investment in the ARNs if:	The ARNs may not be an appropriate investment for you if:
▪      You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.
▪      You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.
▪      You accept that the return on the ARNs will not exceed the return represented by the Capped Value.
▪      You are willing to forgo interest payments on the ARNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.
▪      You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.
▪      You are willing to accept that a trading market is not expected to develop for the ARNs. You understand that secondary market prices for the ARNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.
▪      You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the ARNs.

▪      You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the ARNs to provide you with your desired return.
▪      You anticipate that the level of the Index will increase substantially from the Starting Value to the Ending Value such that the Capped Value of the ARNs will limit the return that you could have achieved by investing in an uncapped product linked to the Index.
▪      You seek principal protection or preservation of capital.
▪      You seek a return on your investment that will not be capped at a percentage that will be between 12% and 16% over the Original Offering Price.
▪      You seek interest payments or other current income on your investment.
▪      You want to receive dividends or other distributions paid on the stocks included in the Index.
▪      You seek assurances that there will be a liquid market if and when you want to sell the ARNs prior to maturity.
▪      You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the ARNs.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

Other Provisions

We may deliver the ARNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the ARNs occurs more than three business days from the pricing date, purchasers who wish to trade the ARNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the ARNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S will participate as selling agent in the distribution of the ARNs.  Under our distribution agreement with MLPF&S, MLPF&S will purchase the ARNs from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for ARNs sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.  In the original offering of the ARNs, the ARNs will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the ARNs, but is not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the ARNs that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section entitled “Description of ARNs—Discontinuance of a Market Measure” beginning on page S-25 of product supplement ARN-2. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®”, and “S&P®” are trademarks of S&P and have been licensed for use in this offering by MLPF&S and sublicensed to RBC for the purposes of this offering. The ARNs are not sponsored, endorsed, sold, or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the ARNs.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of December 20, 2010, 402 companies included in the Index traded on the New York Stock Exchange, and 98 companies included in the Index traded on The NASDAQ Stock Market. On December 20, 2010, the average market capitalization of the companies included in the Index was $22.66 billion. As of that date, the largest component of the Index had a market capitalization of $364.17 billion, and the smallest component of the Index had a market capitalization of $1.30 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Index, with the approximate percentage of the market capitalization of the Index included in each group as of December 20, 2010 indicated in parentheses: Consumer Discretionary (10.77%); Consumer Staples (10.76%); Energy (11.84%); Financials (15.78%); Health Care (11.06%); Industrials (10.94%); Information Technology (18.75%); Materials (3.70%); Telecommunication Services (3.09%); and Utilities (3.32%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the ARNs will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

·	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

·	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

·
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

The following graph sets forth the monthly historical performance of the Index in the period from January 2005 through November 2010. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the ARNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the ARNs. On December 20, 2010, the closing level of the Index was 1,247.08.

Before investing in the ARNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

S&P does not guarantee the accuracy and/or the completeness of the Index or any data included in the Index. S&P shall have no liability for any errors, omissions, or interruptions in the Index. S&P makes no warranty, express or implied, as to results to be obtained by MLPF&S, us, holders of the ARNs or any other person or entity from the use of the Index or any data included in the Index in connection with the rights licensed under the license agreement described in this term sheet or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Index or any data included in the Index. Without limiting any of the above information, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages, including lost profits, even if notified of the possibility of these damages.

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering, which has been sublicensed to RBC for the purpose of this offering. The license agreement provides that the following language must be stated in this term sheet:

The ARNs are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the ARNs or any member of the public regarding the advisability of investing in securities generally or in the ARNs particularly or the ability of the Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, or the ARNs. S&P has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the ARNs into consideration in determining, composing, or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the ARNs, prices at which the ARNs are to initially be sold, or quantities of the ARNs to be issued or in the determination or calculation of the equation by which the ARNs are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the ARNs.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the ARNs are summarized below. The discussion below supplements the discussion under “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-2. As described in product supplement ARN-2, this section applies to you only if you hold your ARNs as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ARN-2.  In addition, except for the discussion under the heading “Recently Enacted Legislation,” this section does not apply to you if you are not a U.S. holder (as defined on page S-32 of product supplement ARN-2).  Other U.S. federal income tax consequences to a person other than a U.S. holder of investing in the ARNs are discussed under the heading “U.S. Federal Income Tax Summary – Non-U.S. Holders” on page S-34 of product supplement ARN-2.

The United States federal income tax consequences of your investment in the ARNs are uncertain and the Internal Revenue Service could assert that the ARNs should be taxed in a manner that is different than described below.  By purchasing an ARN, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARN as a pre-paid cash-settled derivative contract with respect to the Index.  If your ARNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ARNs.  Such gain or loss should generally be long term capital gain or loss if you have held your ARNs for more than one year.

In the opinion of our special U.S. tax counsel, Sullivan & Cromwell LLP, the ARNs should be treated in the manner described above.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the ARNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such instruments will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. We intend to treat the ARNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Recently Enacted Legislation.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ARNs), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ARNs.

For a further discussion of the tax treatment of your ARNs as well as other possible alternative characterizations, please see the discussion under the heading “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-2.  You should consult your tax advisor as to the possible alternative treatments in respect of the ARNs.  For additional, important considerations related to tax risks associated with investing in the ARNs, you should also examine the discussion in “Risk Factors—General Risks Relating to ARNs—Significant Aspects of the Tax Treatment of the ARNs are Uncertain” beginning on page S-14 of product supplement ARN-2.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the S&P 500® Index, due March , 2012

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet.  The ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-2 dated February 22, 2010: http://www.sec.gov/Archives/edgar/data/1000275/000121465910000489/f210100424b5.htm
▪	Series D MTN prospectus supplement dated January 11, 2010: http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm
▪	Prospectus dated January 11, 2010: http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”), including the ARNs, into categories, each with different investment characteristics.  The ARNs are an “Enhanced Return” Market-Linked Investment having the terms and investment risks and considerations described elsewhere in this term sheet.  MLPF&S generally categorizes Enhanced Return Market-Linked Investments as short- to medium-term investments that may offer investors the potential to receive better than market returns on the performance of the underlying asset.  In exchange for the potential to receive better-than market returns on the linked asset, investors must generally accept market downside risk and capped upside potential.  As these investments do not assure full, or any repayment of principal at maturity, investors need to be prepared for the possibility that they may lose all or part of their investment.

The classification of Market-Linked Investments is meant solely for informational purposes and is not intended to fully describe any particular Market-Linked Investment nor guarantee any particular performance.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

Accelerated Return Notes®